Amendment to Sub-Advisory Agreement


      This is an Amendment to the Sub-Advisory Agreement made and entered into between INVESCO Trust Company, a Colorado corporation (the "Trust Company"), and INVESCO Funds Group, Inc., a Delaware corporation ("IFG"), as of the 30th day of April, 1993 (the "Sub- Agreement").

      WHEREAS, IFG has entered into an Investment Advisory Agreement with the INVESCO Tax-Free Income Funds, Inc. (the "Company"), pursuant to which IFG is required to provide investment advisory services to specific Funds making up the Company, and, upon receipt of written approval of the Company, is authorized to retain companies which are affiliated with IFG to provide such services; and

      WHEREAS, the Company and IFG desire to have the Trust Company perform investment advisory services with respect to management of the assets of the Company allocable to the INVESCO Tax-Free Intermediate Bond Fund of the Company, and the Trust Company is willing and able to perform such services on the terms and conditions set forth in the Sub-Agreement;

      NOW, THEREFORE, in consideration of the premises and the mutual covenants contained in the Sub-Agreement, it is agreed that the terms and conditions of the Sub-Agreement shall be applicable to the Company's assets allocable to the INVESCO Tax-Free Intermediate Bond Fund, to the same extent as if the INVESCO Tax- Free Intermediate Bond Fund were to be added to the definition of "Fund" as utilized in the Sub-Agreement, except that the Trust Company shall receive as compensation for services rendered by it under the Sub-Agreement to the INVESCO Tax-Free Intermediate Bond Fund a fee based on the average daily net assets of that fund, calculated daily at the applicable annual rate and paid monthly as follows: 0.25% of the first $300 million of the average net assets; 0.20% on the next $200 million of the average net assets; and 0.15% on the average net assets greater than $500 million.




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      IN WITNESS  WHEREOF,  the parties  hereto have executed this  Amendment to
Agreement on this 20th day of October, 1993.

                                    INVESCO TRUST COMPANY


                                    By:  /s/ R. Dalton Sim
                                         ------------------------
                                         R. Dalton Sim, President
ATTEST:


/s/ Glen A. Payne
------------------------
Glen A. Payne, Secretary
(CORPORATE SEAL)
                                    INVESCO FUNDS GROUP, INC.


                                    By:  /s/ Ronald L. Grooms
                                         ------------------------
ATTEST:                                  Ronald L. Grooms, Senior
                                         Vice President

/s/ Glen A. Payne
------------------------
Glen A. Payne, Secretary
(CORPORATE SEAL)